Exhibit 2.9

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Copy	License Reference Number

Patent License Agreement

PATENT LICENSE AGREEMENT (“Agreement”) dated April 10, 2004 (“Agreement Date”) between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“IBM”), and APPLIED MICROCIRCUITS CORPORATION (“LICENSEE”).

WHEREAS, IBM and LICENSEE have executed concurrently herewith an agreement entitled “Asset Purchase Agreement” (APA), and other Operative Agreements as defined in the APA, for the purpose of conveying certain assets and licensing certain intellectual property from IBM to LICENSEE in connection with a divestiture and acquisition transaction relating to standard products development operations;

WHEREAS, each of the parties (as “Grantee”) desires to acquire a [*] license under patents of the other party (as “Grantor”); and

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, IBM and LICENSEE agree as follows:

Section 1. Definitions

“Effective Date” shall mean the Closing Date, as the same such term is defined in the APA.

“Grantee Licensed Product” shall mean IBM Licensed Product or LICENSEE Licensed Product, as the context requires.

“IBM Licensed Patents” shall mean [*].

Notwithstanding the foregoing, or any other provision of this Agreement or any other Operative Agreement, IBM Licensed Patents shall expressly exclude any [*].

IBM Licensed Patents shall include said [*].

“IBM Licensed Products” shall mean [*].

“IHS Product” shall mean an [*].

“Information Handling System” shall mean [*].

“Intellectual Property Agreement” (IPA) shall mean that certain agreement relating to the assigning and licensing of intellectual property by IBM to LICENSEE, the same such agreement being executed between IBM and LICENSEE on or about the date of the execution of this Agreement.

“Licensed Patents” shall mean either IBM Licensed Patents or LICENSEE Licensed Patents as the context indicates.

“LICENSEE Licensed Patents” shall mean [*].

Notwithstanding the foregoing, or any other provision of this Agreement or any other Operative Agreement, LICENSEE Licensed Patents shall expressly exclude [*].

LICENSEE Licensed Patents shall include said [*].

“Licensee Licensed Products” shall mean [*].

“Subsidiary” of a party hereto or of a third party shall mean a corporation, company or other entity:

(a)	more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

(b)	which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Section 2. Grants of Rights

2.1.1 IBM, as Grantor, on behalf of itself and its Subsidiaries grants to LICENSEE, as Grantee, a [*].

2.1.2 LICENSEE, as Grantor, on behalf of itself and its Subsidiaries grants to IBM, as Grantee, a [*].

2.2 The license granted in Sections 2.1.1(b) and 2.1.2(b) [*].

Unless Grantee informs Grantor to the contrary, [*]. In response to a written request identifying a product and a manufacturer, where such request shall not be made unless Grantor has placed such manufacturer on notice of infringement, Grantee shall in a timely manner inform, (to the extent permitted under Grantor’s agreement with said manufacturer), Grantor that such manufacturer is authorized by Grantee to manufacture such product pursuant to the license granted in Sections 2.1.1(b) and 2.1.2(b).

2.3 Except as expressly provided herein, no license or immunity is granted under this Agreement by either party, either directly or by implication, estoppel or otherwise to any third parties acquiring items or services from either party for the combination of such acquired items or services with other items or services (including items or services acquired from either party hereto) or for the use of such combination.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4 Subject to Section 2.5, the licenses granted herein shall include the right of each party to grant sublicenses to its Subsidiaries existing on or after the Agreement Date, which sublicenses may include the right of sublicensed Subsidiaries to sublicense other Subsidiaries of said party. No sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by the party that granted the sublicense.

2.5 A sublicense granted to a Subsidiary shall terminate on the earlier of:

(a)	the date such Subsidiary ceases to be a Subsidiary; or

(b)	the date of termination or expiration of the license of the party or Subsidiary that granted the sublicense.

If a Subsidiary ceases to be a Subsidiary and holds any patents under which a party hereto is licensed, such license shall continue for the term defined herein.

2.6 In the event that neither a party nor any of its Subsidiaries has the right to grant a license under any particular Licensed Patent of the scope set forth in Section 2, then the license granted herein under said Licensed Patent shall be of the broadest scope which said party or any of its Subsidiaries has the right to grant within the scope set forth above.

2.7 If, after the Agreement Date, a party or any of its Subsidiaries (“Acquiring Party”) either acquires an entity or acquires substantially all of the assets from an entity, and said entity is, immediately prior to the date of acquisition, licensed by the other party (“Licensor”) under one or more Licensed Patents through an existing agreement pursuant to which royalties or other payments are made by said entity to Licensor, then the license and other rights granted herein to the Acquiring Party with respect to said Licensed Patents shall apply to products manufactured or services rendered by said entity or through the use of said assets, provided that such royalties or other payments shall continue to be made by the Acquiring Party or said entity to the Licensor with respect to such products or services notwithstanding that the Acquiring Party may have been licensed for the same Licensed Products before the acquisition.

2.8 Notwithstanding anything said in Section 2 of this Agreement, no license or immunity is granted by Grantor to Grantee, or anyone working under the direction of Grantee, directly or by implication or estoppel or otherwise under any Grantor Licensed Patent to:

[*].

Section 3 Payment

3.1 The license rights granted by IBM to LICENSEE shall be considered fully paid up upon payment of all amounts due under the APA. The license rights granted by LICENSEE to IBM shall be considered fully paid up by IBM upon execution of this Agreement.

3.2 LICENSEE shall bear and pay all taxes (including, without limitation, sales and value added taxes and other similar taxes) imposed by any national, provincial or local government of any country in which LICENSEE is doing business as a result of the existence of this Agreement or the exercise of rights hereunder other than taxes on the income, assets, facilities or personnel of SELLER and its Subsidiaries.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 4 Term of Agreement; Acquisition of a Party

4.1 The term of the licenses granted under this Agreement shall be from the Effective Date until the last to expire IBM Licensed Patent or LICENSEE Licensed Patent, unless earlier terminated under the provisions of this Agreement. For the avoidance of doubt however, unless there is a Closing, this Agreement shall be null and void ab initio and have no effect.

4.2 If LICENSEE is acquired by a third party, thereby becoming a Subsidiary of the third party, if LICENSEE notifies IBM in writing prior to said acquisition, LICENSEE may retain its rights hereunder so long as such acquiring third party accepts the obligations of LICENSEE under this Agreement and unless one of the following applies (in which case the Agreement will terminate upon such acquisition):

(a) IBM has an unresolved intellectual property dispute with said third party;

(b) IBM has ongoing litigation with said third party in which the claim is for injunctive relief, specific performance or damages in excess of [*].

4.3 If one party (the “Acquired Party”) is acquired by a third party such that it is no longer a separate legal entity, the license granted to the Acquired Party shall terminate as of the date of acquisition. The parties agree to negotiate in good faith with said third party in an attempt to enter into a new license.

4.4 IBM shall have the right to terminate this Agreement in its entirety if LICENSEE fails to make any payment due under the Asset Purchase Agreement. IBM’s termination of LICENSEE’s license or rights under this Agreement shall be effective upon written notice.

Section 5. Communication

5.1 Notices and other communications shall be sent by facsimile or by registered or certified mail to the following addresses and shall be effective upon mailing:

For IBM:	For LICENSEE:
[*]
IBM Corporation	[*]
North Castle Drive, [*]	Applied Micro Circuits Corporation
Armonk, NY 10504-1785	6290 Sequence Drive
United States of America	San Diego, CA 92121
United States of America
Facsimile: [*]	Facsimile: [*]

5.2 A License Reference Number will be assigned to our agreement upon execution. This number should be included in all communications including wire transfer payments, royalty reports, tax credit certificates, letters, faxes and E-Mail messages.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 6. Miscellaneous

6.1 Neither party shall assign or grant any right under any of its Licensed Patents unless such assignment or grant is made subject to the terms of this Agreement.

6.2 Neither party shall assign any of its rights (other than the right to receive payments) or delegate any of its obligations under this Agreement, without prior written consent from the other party. Any attempt to do so shall be void. However, a party which undergoes reorganization may assign such rights and delegate such obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

6.3 Neither party shall use or refer to this Agreement or any of its provisions in any promotional activity.

6.4 Each party represents and warrants that it has the full right and power to grant the license set forth in Section 2.

6.5 Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patents or patent applications, other than the Licensed Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Licensed Patents) except as specifically provided herein.

6.6 Neither party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Neither party shall have any right to institute any action or suit against third parties for infringement of any of the other party’s Licensed Patents. Neither party, nor any of its Subsidiaries, is required to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

6.7 Each party shall, upon a request from the other party sufficiently identifying any patent or patent application, inform the other party as to the extent to which said patent or patent application is subject to the licenses and other rights granted hereunder. If such licenses or other rights under said patent or patent application are restricted in scope, copies of all pertinent provisions of any contract or other arrangement creating such restrictions shall, upon request, be furnished to the party making such request, unless such disclosure is prevented by such contract, and in such event, a statement of the nature of such restriction shall be provided.

6.8 This Agreement shall not be binding upon the parties until it has been signed herein below by or on behalf of each party. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid, except that either party may amend its address in Section 5.1 by written notice to the other party.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.9 If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. However, if the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

6.10 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the law of the State of [*], USA, as such law applies to contracts signed and fully performed in [*].

6.11 The headings of sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.12 Until [*], each party, on behalf of itself and its Subsidiaries, agrees not to disclose any term or condition of this Agreement to any third party without the prior written consent of the other party. This obligation is subject to the following exceptions:

(a)	disclosure is permissible if required by government or court order, provided the party required to disclose first gives the other prior written notice to enable it to seek a protective order;

(b)	disclosure is permissible if otherwise required by law;

(c)	disclosure is permissible if required to enforce rights under this Agreement;

(d)	each party may use similar terms and conditions in other agreements;

(e)	each party may disclose only the scope of the licenses and immunities granted hereunder (but not any financial terms) to the extent reasonably necessary, on a confidential basis, to its customers, potential customers, and other third parties with which it has a current or potential commercial relationship; and

(f)	each party may disclose the terms and conditions of this Agreement to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in or acquirers of such party.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The terms and conditions of the Confidentiality Agreement shall not apply to this Agreement.

6.13 This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Confirmed facsimile signatures shall have the same effect as original signatures for the purpose of executing this Agreement. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

This Agreement and its Exhibit embodies the entire understanding of the parties with respect to the Licensed Patents, and replaces any prior oral or written communications between them.

Agreed to:		Agreed to:
Applied Micro Circuits Corporation		INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ David Rickey	By:	/s/ Gerald Rosenthal
Gerald Rosenthal
Name:	David Rickey		Vice President

Title:	Chairman, President and CEO

Date:	April 12, 2004	Date:	April 12, 2004

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.